Exhibit 21.1

Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Onterris Air Quality Services, LLC	Delaware
Onterris Australia Pty Ltd	Australia
Onterris Canada Inc.	Alberta
Onterris Foreign Holdings, Inc.	Delaware
Onterris Government Solutions, Inc.	Delaware
Onterris Laboratories, LLC	Delaware
Onterris Payroll, LLC	Delaware
Onterris Response & Recovery, LLC	Arkansas
Onterris Testing Canada Ltd.	British Columbia
Onterris Treatment Technologies, Inc.	Massachusetts
Onterris USA, Inc.	Delaware
Onterris Water and Sustainability Services, Inc.	Delaware
Environmental Intelligence, LLC	California
Environmental Standards, Inc.	Pennsylvania
FRS Environmental Remediation, Inc.	Florida
Montrose Environmental Group AB	Sweden
Montrose Environmental Group GmbH	Germany
Montrose Environmental Group BV	Belgium
MSE Group, LLC	Texas
PARS Environmental, Inc.	New Jersey
SensibleIOT, LLC	California
Spirit Environmental, LLC	Texas
Sustainable Treatment Solutions, Inc.	New York